Exhibit 8.2

KILPATRICK TOWNSEND & STOCKTON LLP www.kilpatricktownsend.com Suite 900, 607 14th Street, NW Washington, DC 20005-2018 t 202 508 5800 f 202 508 5858

March 21, 2014	direct dial 202 508 5883 direct fax 202 204 5615 ekracov@kilpatricktownsend.com

Board of Directors

Jefferson Bancshares, Inc.

120 Evans Avenue

Morristown, Tennessee 37814

Re:     Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Jefferson Bancshares, Inc., a Tennessee corporation, in connection with the proposed merger (the “Merger”) of Jefferson with and into HomeTrust Bancshares, Inc., a Maryland corporation, pursuant to the Agreement and Plan of Merger, dated as of January 22, 2014, by and between Jefferson Bancshares and HomeTrust Bancshares (the “Agreement”). The Agreement provides for the merger of Jefferson Bancshares with and into HomeTrust Bancshares, with HomeTrust Bancshares as the surviving entity. At your request, and in connection with the filing of the registration statement on Form S-4 filed with the Securities and Exchange Commission in connection with the Merger (the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax consequences of the Merger. Any capitalized term used and not defined herein has the meaning given to it in the Agreement.

For purposes of the opinion set forth below, we have relied, with the consent of Jefferson Bancshares, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of Jefferson Bancshares and HomeTrust Bancshares dated the date hereof, and have assumed that such statements and representations will remain complete and accurate at all times up to and including the Effective Time and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, each as amended or supplemented through the date hereof.

Board of Directors

Jefferson Bancshares, Inc.

March 21, 2014

We have also assumed that: (1) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus (and no transaction or condition described therein and affecting this opinion will be waived by any party); and (2) the Merger will be reported by Jefferson Bancshares and HomeTrust Bancshares on their respective United States federal income tax returns in a manner consistent with the opinion set forth below.

Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that:

1.	The Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

2.	Jefferson Bancshares and HomeTrust Bancshares will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

In addition, we hereby confirm that, in our opinion, the discussion under the caption “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus, is accurate in all material respects, subject to the limitations and qualifications stated therein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion relates solely to the material United States federal income tax consequences of the Merger and no opinion is expressed as to the tax consequences under any foreign, state or local tax law or under any United States federal tax laws other than those pertaining to the income tax. This opinion is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. Further, no opinion is expressed with respect to the United States federal income tax consequences to Jefferson Bancshares shareholders subject to special treatment under United States federal income tax law, such as: Jefferson Bancshares shareholders, if any, who hold Jefferson Bancshares Common Stock other than as a capital asset; banks or trusts; tax-exempt organizations; insurance companies; regulated investment companies or mutual funds; dealers in securities or foreign currency; traders in securities who elect to apply a mark-to-market method of accounting; pass-through entities and investors in such entities; foreign persons; shareholders who hold Jefferson Bancshares Common Stock as part of a hedge, straddle, constructive sale, conversion transaction or other integrated

Board of Directors

Jefferson Bancshares, Inc.

March 21, 2014

instrument; and to shareholders of Jefferson Bancshares Common Stock who acquired their shares of Jefferson Bancshares Common Stock upon the exercise of warrants or employee stock options or otherwise as compensation.

We assume no obligation to revise or supplement this opinion should the present United States federal income tax laws be changed by any legislation, judicial decisions or otherwise.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

By:	/s/ Eric S. Kracov
Eric S. Kracov, a Partner